Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement (Form S-8 No. 333-68163) of Clark, Inc.,
(2) Registration Statement (Form S-8 No. 333-68982) of Clark, Inc.,
(3) Registration Statement (Form S-3 No. 333-46104) of Clark, Inc.,
(4) Registration Statement (Form S-8 No. 333-106538) of Clark, Inc., and
(5) Registration Statement (Form S-3 No. 333-72232) of Clark, Inc.
of our reports dated February 27, 2006, with respect to the consolidated financial statements of Clark, Inc., Clark, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Clark, Inc. included in this Annual Report (Form 10-K) of Clark, Inc. for the year ended December 31, 2005.

/s/ Ernst and Young LLP

Chicago, Illinois
February 27, 2006